CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
 (212) 687-3260
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. ANNOUNCES NASDAQ DELISTING

New York, New York – July 21, 2010 – PC Group, Inc. (“PC Group” or the “Company”) announced that the Office of General Counsel (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) informed the Company that the Nasdaq Hearings Panel (the “Panel”) reviewing the Company’s listing had made a determination to delist the Company’s common stock, par value $0.02 per share, from the Nasdaq Capital Market.

As previously announced, the Company was not in compliance with the $1.00 minimum bid price requirement of the Nasdaq Capital Market under Listing Rule 5550(a)(2) (the “Bid Price Rule”).  On January 11, 2010, the Staff informed the Company that the Panel had granted the Company until July 19, 2010 to achieve a minimum bid price of $1.00 or more for at least ten consecutive trading days in order to regain compliance with the Bid Price Rule, which has not occurred.

On July 20, 2010, the Company received a letter from the Staff indicating that the Company had not regained compliance with the Bid Price Rule and that the Panel had made a determination to delist the Company’s common stock from Nasdaq.  The Staff indicated that the Company’s common stock will be suspended from trading on the Nasdaq Capital Market effective at the opening of business on July 22, 2010 and that Nasdaq will subsequently file a notification of removal from listing on Form 25 with the Securities and Exchange Commission (“SEC”), with the delisting of the Company's common stock effective 10 days after such filing.

It is presently expected that the Company’s common stock will be quoted on the OTCQB™ marketplace of the Pink OTC Markets Inc. under the symbol “PCGR” commencing on or about July 22, 2010 and that the Company will continue to meet its reporting obligations with the SEC.

The Company, through its wholly-owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other gel-based products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the delisting of our common stock from the Nasdaq Capital Market and actions taken by holders of our common stock in response to this announcement; the willingness of market makers to trade the Company's common stock on the Pink Sheets; the history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire; and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our website at www.pcgrpinc.com or the Securities and Exchange Commission’s website at www.sec.gov.